Exhibit 99.1

China Yingxia International, Inc. Announces Record Fourth Quarter and Year 2007 Results

- FY 2007 Revenues Increased 89.39% to $15.91 million.- FY 2007 EBIT Increased 161.57% to $6.08 million.- FY 2007 Net Income was $6.12 million or $0.15 per fully diluted share.- Teleconference to Be Held at 9:00 a.m. EST Today -

NEW YORK, March 31 /Xinhua-PRNewswire-FirstCall/ -- China Yingxia International, Inc. (OTC Bulletin Board: CYXI - News), (the "Company") a leading provider in the nutraceutical industry engaged in the development, manufacture and distribution of organic nutritional food products, supplements, and personal care products in China, today announced its audited results for the fourth quarter and for the year ended December 31, 2007.

Fourth-Quarter Highlights
--	Total Revenues increased 78.31% to a record $5.52 million compared to $3.09 million for Q4 2006.

--	Gross profit increased 89.74% to a $2.76 million compared to	$1.45 million for Q4 2006.

--	Net income increased 29.6% to a record $1.39 million compared to $1.08 million(1) for the same period in 2006.

Fiscal Year 2007 Highlights

--	Total Revenues increased 89.4% to a record $15.91 million.
--	Gross profit increased 100.17% to a record $9.14 million.
--	Earnings before Interest and Taxes increased 161.57% to a record $6.08 million.

--	Net Income increased 14.59% to a record $6.12 million or $0.15 per fully diluted share.

(1)	The figure excludes the one-time going public expense and one-time provision for achieving WFOE status.

"This was a record year for our company in terms of financial growth and also a success in terms of the execution of our business model. Our very strong revenue growth was driven by an expanded number of nutritional foods, health supplements, and personal care products provided by our suppliers, as well as our ability to increase our number of active franchisees" said Ms. Yingxia Jiao, the company's Chairwoman and CEO.

Ms. Jiao further added, "In the past year, we dramatically expanded our franchisee distribution network beyond the northeast and currently have over 1000 active franchisees throughout the country. We are extremely pleased to have increased to 391 active franchisees in the south central and east regions of the country at the end of 2007."

"We substantially diversified our product mix. Sales of nutritional foods, supplements, cosmetics, and personal care products grew 280% to $9.8 million from $2.6 million. They accounted for 61.7% of sales, up from 30.8% of sales in the previous year. The strong diversification of our product mix will offer us strong opportunities for balanced growth."

Fourth Quarter of 2007 Financial Results

For the fourth quarter ended December 31, 2007, sales grew 78.31% to $5.53 million, from $3.09 million recorded in same period of 2006.

Gross profit rose 89.74% to $2.76 million from $1.45 million in same period of 2006. The increase was a result of the expansion of our franchisee distribution network. Fourth-quarter 2007 gross margin was stable at 49.9% compared with 46.9% in 2006 same period.

Operating expenses decreased 23.6% to $1.39 million in the fourth quarter of 2007, from $1.82 million in same period 2006, primarily due to research and development costs, which accounted for approximately 26.8% of selling expenses in the fourth quarter of 2006.

General and administrative expenses increased to $1.54 million, from $1.33 million. In the fourth quarter of 2007, one-time expenses for issuance of stock to consultant and an allowance for doubtful accounts related to related party loans totaled $0.56 million. In the fourth quarter of 2006, a one time expense of $0.85 million was incurred for going public. Normalizing these items, general and administrative expenses increased 102.08% to $0.97 million from $0.48 million. This was primarily due to expenses related to marketing our products and attracting new franchisees.

Net income for the fourth quarter of 2007 increased to $1.39 million from $1.24 million in the same period in 2006. The Company received a $1.01 million income tax provision in the fourth quarter of 2006. Normalizing for this non- cash cash and the one-time going public expense of $0.85 million mentioned above, net income for the fourth quarter of 2006 totaled $1.08 million. Using this figure, net income for the fourth quarter of 2007 increased by 29.6% compared to the same period in 2006.

Year 2007 Financial Results

For the year 2007, sales soared 89.39% to a record $15.91 million, from $8.40 million in 2006.

While raw cactus plants which accounts for 38.31% of total revenue still remains the top selling product line, the Company has significantly diversified the concentration of its product mix to other product lines including dietary supplements, personal care and other products, and nutritional food products which account for 21.56%, 21.75% and 13.53% of total revenue respectively.

The nutritional food product line contributed approximately $2.15 million to total revenues and represents 22.57% of total growth. The personal care and others product line contributed approximately $3.46 million to total revenues and represents 41.58% of total growth. The dietary supplements product line contributed approximately $3.43 million to total revenues and represents 22.78% of total growth.

The Company achieved a gross profit of $9.14 million in 2007 compared to $4.57 million in 2006, representing a 100.17% increase year-over-year and a direct result of the 89.4% increase in sales and improved product mix margins.

The Company incurred total operating expenses of $3.06 million in 2007, compared to $2.23 in 2006. This represents an increase of 37.25%, year-over- year. This increase is primarily due to the higher selling, general and administrative expenses ("SG&A").

SG&A amounted to $2.92 million or 18.35% of total sales in 2007 compared to $1.74 million or 20.7% of total sales in 2006. Normalizing for the one time $0.85 million fee of going public, our SG&A expense for 2006 becomes $0.88 million or 10.48% of total sales. The year-over-year increase is primarily due to higher costs related to marketing our brand and products as a result of increased sales. Additionally, higher consulting, legal, directors' and officers' insurance and auditing expenses totaling approximately $0.43 million contributed to the increase in SG&A expenses.

We recorded an allowance for doubtful accounts in the amount of $0.34 million. "Although we have already collected these loans," Ms. Jiao stated, "we decided to take a write-down, because they were not collected at year end. It is very important to us that investors have confidence in the conservatism of our accounting."

Net Income for 2007 was $6.12 million compared to $5.34 million for 2006.

Net income for 2006 includes a one time income tax benefit we received as a result of achieving WFOE status. The tax benefit represented $3.00 million or 56.19% of our total net income for 2006.

Excluding the income tax provision and normalizing for the going public expense, net income in 2006 was $3.18 million. Using this net income figure for 2006 and net income of $6.12 million in 2007, we achieved a 92.45% year- over-year growth. This increase in net income was mainly due to sales to new franchisees and new products.

Diluted income per share for 2007 was $0.15.

Outlook

Based on Company's projections, expected 2008 revenue growth is in the range of approximately 30-35%, gross margins growth in the range of 27-32%, and approximately 45-50% growth in net income for the full year of 2008.

"In 2008, we expect strong growth in sales and net income," said Ms. Jiao. "We are excited by the initial market feedback received for two products we introduced last summer: the soybean milk product line and the functional rice for sufferers of diabetes. If the organic rice sales continue to be successful and if we are able to complete our acquisition of the new soy milk production lines, we believe these two products will be our flagship products for next few years."

"We will also continue to seek our acquisition targets to expand our distribution network domestically and abroad. While 100% of our sales were within China in 2007, we expect to capitalize on the growing need for health foods and personal care products in our neighboring Asian countries," concluded Ms. Jiao.

    2007 Operating Highlights and Year End Balance Sheet Update

    -- In August 2007, the Company made a short tem loan of $2,194,774 to the agriculture production base in Hulan county, Helongjiang Province to help finance the well sinker and irrigation project due to an unexpected severe drought in the northern part of China during the summer of 2007. The purpose of the loan was to support the farmers in order to prevent any further damage to their harvest and to secure the raw materials for the Company's own production. The loan was intended to be interest free and for a short-term period from August 2007 to March 2008. The management expects the entire loan to be repaid by the end of March 2008.

       As of March 31, 2008, this full amount has been collected.

"We are please to have collected these loans," stated Ms. Jiao. "We understand many of our investors did not fully appreciate the importance of building strong relationships with the farmers who grow our products. We know that supporting them during a serious drought enabled us to obtain the highest quality products and will insure their strong support in coming years."

    -- On December 5, 2007, the Company ("Buyer") signed an agreement  ("Agreement") with Shanghai Jin Ao Food Co., Ltd. ("Seller") to purchase its six (6) Soybean Milk production lines for a total amount of RMB 30,000,000 (approximately US$4.1 million), including production equipments, technique know-how and marketing resources. The Agreement calls for the Company ("Buyer") to make three installment payments of the full purchase price before January 31, 2008. Once the payments are made in full, the Seller will transfer the ownership of the equipments and all related resources to the Buyer. As of December 31, 2007, the Company made all three-installment payments and recorded the entire amount as investment advance since the transaction has not been completed yet. Upon closing of this transaction, the Company will reclassify the amount to fixed assets and other related accounts.

"We are very excited about the opportunities for organic soy milk," Ms. Jiao stated. "If all goes as expected, we will have these production lines fully operational by mid-year. We believe these production lines could enable us to grow our sales faster than planned and develop new channels of distribution."

    -- Other receivables typically represent cash advances to employees and sales representatives for normal business purposes. Included in the other receivables was also an advanced payment in the amount of RMB13,800,000 (approximately US$1.9 million) made to a organic rice growing project in Donghai, Jiangsu Province, in anticipation of a good harvest year. The advance was not utilized because the actual output of the rice was less than expected. The Company collected the full amount in the first quarter of 2008.

       As of March 31, 2008, the Donghai receivable has been fully collected.

    -- As of December 31, 2007, the Company has loans receivable from related parties in the amount of $2,037,551. All related party loans are provided to the affiliated retail stores or companies to facilitate the initial establishment of their businesses for selling the Company's products. These loans are interest free and unsecured and are due upon demand. The Company expects to collect most of the outstanding loans in the next few months. An allowance for doubtful accounts in the amount of $347,702 was recorded for the year ended December 31, 2007.

       As of March 31, 2008, the $347,702 write down was collected and approximately $1,980,189 of the $2,037,551 (or 97.18%) loans receivable has been fully collected.

Conference Call

The conference call will take place at 9:00 a.m. Eastern Standard Time, on Monday, March 31, 2008. Anyone interested in participating should call 1-800- 762-8779 if calling within the United States, or 1-480-248-5081 if calling internationally, approximately 5 to 10 minutes prior to 9:00 a.m. There will be a playback available until April 8, 2008. To listen to the playback, please call 1-800-406-7325if calling within the United States, or  if calling internationally. Please use pass code 3861152 for the replay.

This call is being webcast by ViaVid Broadcasting. The webcast may be accessed at ViaVid's Web site at http://www.viavid.net ..

The Company filed its annual report on Form 10K-SB on March 28, 2008.

About China Yingxia International, Inc.

China Yingxia International, Inc., through its 100%-owned subsidiary, Harbin Yingxia Industrial Group Co., Ltd. ('Yingxia'), is primarily engaged in the development, production and sales of health food products in China. Yingxia is located in the Province of Heilongjiang in mainland China. Yingxia's products include soybean-based foods and drinks, longgu golden millet enriched products, cactus-based herbal supplements, personal care products, Nestle products, and organic rice products.

Safe Harbor Statement

The statements contained herein that are not historical facts are 'forward-looking statements' within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as 'believes,' 'expects,' 'may,' 'will,' 'should,' or 'anticipates' or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, our statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including but not limited to, general economic conditions and regulatory developments, not within our control. The factors discussed herein and expressed from time to time in our filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed or implied by such statements. The forward-looking statements are made only as of the date of this filing, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For more information, please contact:

Peter Zhou
Tel: 1-212-232-0058

               - Financial Tables to Follow -

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$736,683	$77,867
Account receivables, net of allowance for doubtful accounts	20,081	1,315
Inventory	5,527,135	1,112,102
Prepaid expenses	-	95,479
Tax Receivable	32,317	-
Short-term loan receivable	2,194,774	-
Other receivables	3,150,777	346,775
Advances to suppliers	1,434,059	445,254
Loan Receivable from related parties,net of allowance for doubtful accounts	2,037,551	2,764,599
Total Current Assets	15,133,377	4,843,391

Property and equipment, net of accumulated depreciation
of $2,381,268 and $3,371,764 respectively	15,515,896	14,990,594

Other Assets
Deposits on buildings and land	1,718,077	-
Land use right, net	-	294,079
Investment Advance	4,112,631	-
Intangible assets, net	666,785	-
Total other assets	6,497,493	294,709

Total Assets	$37,146,766	$20,128,694
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,911	$349,499
Unearned revenue	6,509	-
Accrued expenses and other payables	357,976	560,465
Total Current Liabilities	367,396	909,964

Total Liabilities	367,396	909,964

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authroized; - 0 - shares
outstanding at December 31, 2006 and December 31, 2007	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
33,608,857 and 44,439,787 shares outstanding at December 31, 2006
and December 31, 2007 respectively	44,440	33,609
Additional paid in capital	16,799,667	7,324,772
Accumulated other comprehensive income	2,885,038	928,708
Statutory reserves	901,463	901,463
Retained earnings	16,148,762	10,029,548
Total Stockholders' Equity	36,779,370	19,218,100

Total Liabilities and Stockholders' Equity	$37,146,766	$20,128,064

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2007	2006

Sales	$15,912,318	$8,401,711

Cost of Sales	6,771,252	3,835,017

Gross Profit	9,141,067	4,566,694

Operating Expenses
Research & Development Expense	136,767	488,404
Selling, general and administrative	2,920,694	1,739,221

Income before other Income and (Expenses)	6,083,605	2,339,069

Other Income and (Expenses)
Subsidy Income	32,877	-
Interest Income	3,216	431
Other Income	-	138
Other Expense	(484)	(176)
Other Income and Expenses Total Other Income and (Expenses)	35,608	393

Income Before Income Taxes (Benefits)	6,119,214	2,339,462

Provision for Income Taxes (Benefits)	-	(3,000,795)

Net Income	$6,119,214	$5,340,257

Other Comprehensive Income
Foreign Currency Translation Adjustment	$1,956,330	568,889

Comprehensive Income	$8,075,544	$5,909,146

Basic and Diluted Income per common share
Basic	$0.16	$0.33
Diluted	$0.15	$0.33

Weighted average common share outstanding
Basic	37,995,417	17,157,810
Diluted	40,176,812	17,157,810

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	2007	2006

Cash Flows From Operating Activities:
Net income	$6,119,214	$5,340,257
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	814,831	542,807
Allowance for doubtful accounts	347,439	-
Amortization of stock compensation for consulting services	212,850	-

Changes in operating assets and liabilities:
Accounts receivable	(32,459)	675,403
Inventory	(4,415,033)	(929,194)
Tax Receivable	(32,317)	-
Prepaid expenses	95,479	(91,457)
Other receivable	(2,804,002)	2,759,017
Advances to suppliers	(988,804)	3,510,157
Accounts payable	(346,588)	(150,335)
Unearned revenue	6,509	-
Taxes payable	-	(2,934,115)
Accrued expenses and other payables	(202,489)	(297,963)

Cash provided by (used in) operating activities	(1,225,372)	8,424,577

Cash Flows From Investing Activities:
Purchase of property and equipment	(290,126)	(1,937,126)
Purchase of patent	(362,040)	(300,081)
Investment Advance	(4,112,631)
Advance to affiliate	-	(2,764,599)
Short term loan	(2,194,774)	-
Deposits on buildings and land	(1,718,077)	-
Collections on loans to related party	534,979	-
Additions to construction in process	-	(3,798,973)

Cash used in investing activities	(8,142,669)	(8,800,779)

Cash Flows From Financing Activities:
Net proceeds from issuance of common stock	9,272,876	-
Payment of notes payable	-	(210,652)

Cash provided by (used in) financing activities	9,272,876	(210,652)

Effect of exchange rate changes on cash and cash equivalents	753,982	629,818

Increase in cash and cash equivalents	658,816	42,964

Cash and Cash Equivalents - Beginning of year	77,867	34,903

Cash and Cash Equivalents - End of year	$736,683	$77,867

Supplemental disclosures of cash flow information:

1 Interest paid	$-	$-
2 Income Taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for consulting services	$212,850	$-